FOR IMMEDIATE RELEASE

Forrester Research Reports 2023 First-Quarter Financial Results

CAMBRIDGE, Mass., May 4, 2023 — Forrester Research, Inc. (Nasdaq: FORR) today announced financial results for the first quarter ended March 31, 2023. Results were driven by flat contract value (CV) growth and a revenue decline of 9%. On a GAAP basis, loss per share was $0.21, and on an adjusted basis, earnings per share (EPS) was $0.27.

Commenting on the announcement, CEO and Chairman George Colony stated, “The first quarter was difficult for Forrester. The unsteady economy, along with our ongoing product transformation, constitute ongoing challenges for our business. Consequently, we are taking actions to maintain our margins by reducing our cost structure to align with our expected revenue. Despite these moves, we remain confident in our strategy and in the Forrester Decisions research platform. We remain on track to transition two-thirds of our contract value to Forrester Decisions by year end.”

First-Quarter Consolidated Results

Total revenues for the first quarter of 2023 were $113.7 million, compared with $125.0 million for the comparable quarter in 2022.

On a GAAP basis, net loss was $4.1 million, or $0.21 per diluted share, for the first quarter of 2023, compared with net income of $4.1 million, or $0.22 per diluted share, for the same period in 2022.

On an adjusted basis, net income was $5.1 million, or $0.27 per diluted share, for the first quarter of 2023, reflecting an adjusted effective tax rate of 29%. Adjusted net income excludes stock-based compensation of $3.2 million, amortization of acquisition-related intangible assets of $3.1 million, restructuring costs of $1.6 million, and a legal settlement of $4.8 million. This compares with an adjusted net income of $8.6 million, or $0.45 per diluted share, for the same period in 2022, which reflects an adjusted tax rate of 30%. Adjusted net income for the first quarter of 2022 excludes stock-based compensation of $3.3 million, amortization of acquisition-related intangible assets of $3.4 million, and investment gains of $0.4 million.

Forrester is providing updated guidance for 2023 as follows:

Full Year 2023 (GAAP):

•	Total revenues of approximately $475 million to $495 million
•	Operating margin of approximately 2.0% to 3.0%
•	Interest expense of approximately $3.0 million
•	An effective tax rate of approximately 38%
•	Earnings per share of approximately $0.24 to $0.44

Full Year 2023 (Adjusted):

Adjusted financial guidance for full-year 2023 excludes stock-based compensation expense of $17.5 million to $18.5 million, amortization of acquisition-related intangible assets of approximately $12.0 million, restructuring costs of $11.5 million to $12.5 million, a legal settlement of $4.8 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 11.5% to 12.5%
•	Adjusted effective tax rate of approximately 29%
•	Adjusted diluted earnings per share of approximately $2.00 to $2.20

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We help leaders across technology, customer experience, digital, marketing, sales, and product functions use customer obsession to accelerate growth. Through Forrester’s proprietary research, consulting, and events, leaders from around the globe are empowered to be bold at work — to navigate change and put their customers at the center of their leadership, strategy, and operations. Our unique insights are grounded in annual surveys of more than 700,000 consumers, business leaders, and technology leaders worldwide; rigorous and objective research methodologies, including Forrester Wave™ evaluations; over 100 million real-time feedback votes; and the shared wisdom of our clients. To learn more, visit Forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the full-year 2023 and statements about the performance of Forrester Decisions, Forrester’s ability to manage costs, and Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, including the migration of its existing clients into its Forrester Decisions portfolio of services; Forrester’s ability to fulfill existing or generate new consulting engagements and advisory services; technology spending; the risks and challenges inherent in international business activities; the impact of health epidemics, including COVID-19, on Forrester’s business; Forrester’s ability to offer new products and services; Forrester’s dependence on key personnel; Forrester’s ability to attract and retain professional staff; Forrester’s ability to respond to business and economic conditions and market trends; the impact of Forrester’s outstanding debt obligations; competition and industry consolidation; possible variations in Forrester’s quarterly operating results; concentration of ownership of Forrester; the possibility of network disruptions and security breaches; any failure to enforce and protect Forrester’s intellectual property rights; compliance with privacy laws; taxation risks; any weakness in Forrester’s system of internal controls; and the amount and timing of the repurchase of Forrester stock. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of operations and the table of key financial data are attached.

Contact:

Tyson Seely

Vice President, Investor Relations

Forrester Research, Inc.

+1 617-613-6805

tseely@forrester.com

Shweta Agarwal

Senior Director, Public Relations

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2023, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Exhibit A

Forrester Research, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenues:
Research	$80,906	$85,780
Consulting	31,750	38,431
Events	1,014	760

Total revenues	113,670	124,971

Operating expenses:
Cost of services and fulfillment	49,292	53,251
Selling and marketing	41,532	44,044
General and administrative	21,227	15,524
Depreciation	2,104	2,319
Amortization of intangible assets	3,066	3,362
Restructuring costs	1,589	—

Total operating expenses	118,810	118,500

Income (loss) from operations	(5,140)	6,471
Interest expense	(793)	(613)
Other income (expense), net	550	(257)
Gains on investments	—	426

Income (loss) before income taxes	(5,383)	6,027
Income tax expense (benefit)	(1,308)	1,879

Net income (loss)	$(4,075)	$4,148

Basic income (loss) per common share	$(0.21)	$0.22

Diluted income (loss) per common share	$(0.21)	$0.22

Basic weighted average shares outstanding	19,108	18,988

Diluted weighted average shares outstanding	19,108	19,264

Adjusted data (1):
Income (loss) from operations—GAAP	$(5,140)	$6,471
Amortization of intangible assets	3,066	3,362
Restructuring costs	1,589	—
Legal settlement	4,800	—
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,847	1,926
Selling and marketing	497	633
General and administrative	821	735

Adjusted income from operations	$7,480	$13,127

	Three Months Ended March 31,
	2023		2022
	Amount	Per Share	Amount	Per Share
Net income (loss)—GAAP	$(4,075)	$(0.21)	$4,148	$0.22
Amortization of intangible assets	3,066	0.16	3,362	0.17
Restructuring costs	1,589	0.08	—	—
Legal settlement	4,800	0.25	—	—
Stock-based compensation	3,165	0.17	3,294	0.17
Gains on investments	—	—	(426)	(0.02)
Tax effects of items above (2)	(2,978)	(0.16)	(1,572)	(0.08)
Adjustment to tax expense for adjusted tax rate (3)	(429)	(0.02)	(226)	(0.01)

Adjusted net income	$5,138	0.27	$8,580	$0.45

Diluted weighted average shares outstanding	19,170		19,264

(1)

Forrester believes that adjusted financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our adjusted presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, restructuring costs, a legal settlement, and net gains from investments, as well as their related tax effects. We also utilized an assumed tax rate of 29% in 2023 and 30% in 2022, which excludes items such as the settlement of prior year tax audits and the effect of any adjustments related to the filing of prior year tax returns. The adjusted data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute adjusted net income, we apply an adjusted effective tax rate of 29% in 2023 and 30% in 2022.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	March 31, 2023	December 31, 2022
Balance sheet data:
Cash, cash equivalents and marketable investments	$120,976	$123,317
Accounts receivable, net	$58,915	$73,345
Deferred revenue	$215,093	$178,021
Debt outstanding	$35,000	$50,000

	March 31,
	2023	2022
Cash flow data:
Net cash provided by operating activities	$12,282	$22,666
Purchases of property and equipment	$(1,632)	$(1,262)
Repayments of debt	$(15,000)	$(15,000)
Repurchases of common stock	$—	$(9,459)

	As of March 31,
	2023	2022
Metrics:
Contract value	$347,300	$347,300 (a)
Client retention	74%	77%
Wallet retention	92%	103%
Number of clients	2,678	2,945

	As of March 31,
	2023	2022
Headcount:
Total headcount	1,965	1,870
Sales force	701	670

(a)	March 31, 2022 contract value has been recast based on 2023 foreign currency rates.